Exhibit (g)(iv)

THE JAMES ADVANTAGE FUNDS
THIRD AMENDMENT TO THE
CUSTODY AGREEMENT

THIS THIRD AMENDMENT dated as of the 21st day of May, 2015, to the Custody Agreement, dated as of July 28, 2009, as amended June 22, 2010 and May 5, 2011 (the "Agreement"), is entered into by and between The James Advantage Funds, an Ohio trust (the "Trust") and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the Trust intends to create an additional fund; and

WHEREAS, the Tmst and the Custodian desire to extend said Agreement to apply to the new fund; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit C of the Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE JAMES ADVANTAGE FUNDS		U.S. BANK, N.A.

By:	/s/ Thomas L. Mangan	By:	/s/ Michael R. McVoy

Printed Name:	Thomas L. Mangan	Printed Name:	Michael R. McVoy

Title:	CFO, Secretary	Title:	Vice President

Amended Exhibit C to the
to the
Custody Agreement of The James Advantage Funds

Separate Series at May 21, 2015

Name of Series
Golden Rainbow Fund
James Small Cap
James Mid Cap
James Micro Cap
James Long-Short Fund
James Aggressive Allocation Fund
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